Mid-Con Energy Partners, LP Announces Changes to Board of Directors

TULSA, January 25, 2017 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announces today that Wilkie S. Colyer Jr. has been appointed to the Board of Directors of its general partner effective February 1, 2017. Additionally, the Partnership announces that Craig George has resigned from the Board of Directors effective January 31, 2017 to pursue other opportunities.

“On behalf of the Board, I would like to thank Craig for his years of service and contributions as a founding member of Mid-Con Energy. We wish him continued success in his future endeavors,” said Jeff Olmstead, Chief Executive Officer. “With his departure, we are pleased to welcome Mr. Colyer to the Board. Mr. Colyer was significantly involved in the $25 million private offering of Class A Convertible Preferred Units closed in August 2016. We are excited about the perspective and expertise he will bring to Mid-Con Energy’s Board.”

Mr. Colyer currently serves as a Principal for Goff Capital, Inc. (“Goff Capital”), the family office of John C. Goff, which indirectly holds a significant number of the Partnership’s Class A Convertible Preferred Units. Since joining Goff Capital in 2007, Mr. Colyer has led or played a material role in public and private investments in sectors including energy, financial services, and real estate, among others. Mr. Colyer received a Bachelor of Arts in Economics from the University of Texas at Austin. Mr. Colyer holds the Chartered Financial Analyst (“CFA”) designation and is a member of the CFA Society of Dallas-Fort Worth.

ABOUT MID-CON ENERGY PARTNERS, LP
Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, the Gulf Coast, and the Permian. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or “will” or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the “Forward-Looking Statements” of our public filings.

INVESTOR RELATIONS CONTACT
IR@midcon-energy.com
(918) 743-7575

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